Inuvo Reports 36% Increase in Revenues for 2014 Fourth Quarter

Net income of $0.03 in fourth quarter and $0.09 for fiscal 2014

CONWAY, AR, February 5, 2015 -- Inuvo, Inc. (NYSE MKT: INUV), an Internet marketing and technology company that delivers purchase-ready customers to advertisers through a broad network of desktop and mobile websites and apps, today announced net income of $645,000 or $0.03 per diluted share for the fourth quarter of 2014. Revenue for the quarter was $15.5 million, compared to $11.4 million in the same quarter of 2013.

"We are pleased with our strong fourth quarter and full year performance,” stated Richard Howe, Chairman and Chief Executive Officer of Inuvo. “Throughout the year, we stayed focused on building out a great consumer experience across the ALOT properties while also expanding our ad monetization technology for deployment at partners and for use within our own websites and apps. Our strategic plan yielded strong financial results in 2014 with a solid foundation for growth in 2015 and beyond.”

Fourth Quarter 2014 Highlights

•	Revenue was $15.5 million, up 36% from $11.4 million last year

•	Net income was $645,000 or $0.03 per diluted share, compared to a $253,000 loss last year

•	Owned & Operated websites and apps revenue was $7.7 million, a 200% improvement over 2013.

•	Adjusted EBITDA, a non-GAAP measure, was $1.8 million, 11.5% of revenue compared to $80,000 , 0.5% of revenue last year

2014 Full Year Highlights

•	Revenue was $49.6 million in 2014 and has grown 15% sequentially from $10.1 million in Q1 to$15.5 million in Q4.

•	Net income was $2.1 million or $0.09 per diluted share, up 340% from $477,000 or $0.02 per diluted share last year

•	Owned & Operated websites and apps revenue was $21.8 million, up 153% from $8.6 million last year

•	Adjusted EBITDA was $5.5 million, 11% of revenue, up 45% from $3.8 million, or 7% of revenue in 2013

•	Debt was down $2.5 million dollars, from $6.1 million at December 31, 2013 to $3.6 million at December 31, 2014.

The Inuvo business is managed along two segments, the Partner Network and the Owned and Operated Network. The Partner Network facilitates transactions between advertisers and our partners' websites and applications. The Owned and Operated Network designs, builds and markets mobile-ready consumer websites and applications under the ALOT brand. The segments share the utilization of the company’s core ad delivery technologies.

Three-month financial results for the period ended December 31, 2014
Net revenue for the three months ended December 31, 2014, was $15.5 million as compared to $11.4 million for the three months ended December 31, 2013. The Owned and Operated Network increased 109% from $3.8 million in the fourth quarter of 2013 to $7.9 million in the fourth quarter of 2014. As planned, we replaced the Appbar revenue in 2014 with proprietary, content-rich websites and apps. For the fourth quarter, Appbar revenue declined from $1.2 million in 2013 to $241,000 in 2014 and for the entire year decreased from $10.5 million in 2013 to $2.1 million in 2014. At the same time, in the fourth quarter our websites and apps revenue increased from $2.6 million in 2013 to $7.7 million in 2014 and for the entire year increased from $8.6 million in 2013 to $21.8 million in 2014. We expect Appbar revenue will be approaching zero by early 2015. The Partner Network revenue decreased about 1% to $7.6 million in the quarter as compared to the previous year, however, it has now grown at a double digit rate quarterly throughout 2014 following changes made within the business at the end of 2013. Gross margins improved in the fourth quarter of 2014 over the same period last year principally as a result of the success of the Owned and Operated business. Marketing expense was $5.9 million in the fourth quarter of 2014 compared to $3.8 million last year due in large part to the expansion of owned & operated websites and applications. Compensation expense was $1.4 million, $104,000 higher than the same quarter last year due primarily to stock-based compensation. Selling, general and administrative expense was $1.2 million, $646,000 higher than last year due in part to last year’s favorable adjustments to accrued franchise taxes and bad debt reserve.
For the quarter ended December 31, 2014, Adjusted EBITDA, a non-GAAP measure was a robust $1.8 million as compared to $80,000 in the fourth quarter of 2013. The Company reported net income of $645,000, or $0.03 per diluted share, for the three months ended December 31, 2014.

Balance Sheet as of December 31, 2014
Cash and cash equivalents totaled $3.7 million at December 31, 2014. Current assets and total assets were $9.1 million and $25.6 million, respectively and current liabilities and total liabilities were $10.4 million and $17.3 million, respectively, as of December 31, 2014. Bank debt was reduced to $3.6 million from $6.1 million at December 31, 2013. Stockholders’ equity was approximately $8.3 million at December 31, 2014.

Conference Call Information
Date: Thursday, February 5, 2015
Time: 4:15 p.m. EST
Domestic Dial-in number: 1-888-596-2581
International Dial-in number: 1-913-312-1428
Live webcast: http://public.viavid.com/index.php?id=112851

In addition, a webcast of the call will be available on the Investor Relations section of the Company's website at http://investor.inuvo.com/events_and_presentations where it will also be archived for 45 days. A telephone replay will be available through Thursday, February 19, 2015. To access the replay, please dial 1-877-870-5176 (domestic) or 1-858-384-5517 (international). At the system prompt, enter the code 8219575 followed by the # sign. You will then be prompted for your name, company and phone number. Playback will then automatically begin.

About Inuvo, Inc.
Inuvo®, Inc. (NYSE MKT: INUV) is an Internet marketing and technology company that delivers purchase-ready customers to advertisers through a broad network of desktop and mobile websites and apps. To learn more about Inuvo, please visit www.inuvo.com.

Forward-looking Statements
This press release contains certain forward-looking statements that are based upon current expectations and involve certain risks and uncertainties within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words or expressions such as "anticipate," "plan," "will," "intend," "believe" or "expect'" or variations of such words and similar expressions are intended to identify such forward-looking statements.
These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements made with respect to expectations with respect to our lack of profitable operating history, changes in our business, potential need for additional capital, fluctuations in demand; changes to economic growth in the U.S. economy; and government policies and regulations, including, but not limited to those affecting the Internet, all as set forth in our Annual Report on Form 10-K for the year ended December 31, 2014 and most recent Form 10-Q. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Inuvo and are difficult to predict. Inuvo undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Inuvo, Inc.
Wally Ruiz, Chief Financial Officer
501-205-8397
wallace.ruiz@inuvo.com
or
Investor Relations
Capital Markets Group
Alan Sheinwald
914-669-0222
alan@capmarketsgroup.com

INUVO, INC. CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Net revenue	$15,509,725	$11,431,083	$49,599,486	$54,990,340
Cost of revenue	6,170,912	6,156,644	20,424,561	28,784,887
Gross profit	9,338,813	5,274,439	29,174,925	26,205,453
Operating expenses
Marketing costs	5,894,467	3,763,855	17,450,199	14,389,493
Compensation	1,399,269	1,294,590	4,830,505	6,022,526
Selling, general and administrative	1,151,308	505,543	4,397,212	5,776,529
Total operating expenses	8,445,044	5,563,988	26,677,916	26,188,548
Operating income (loss)	893,769	(289,549)	2,497,009	16,905
Interest expense, net	(65,252)	(85,508)	(351,225)	(356,956)
Income (loss) from continuing operations before taxes	828,517	(375,057)	2,145,784	(340,051)
Income tax benefit (expense)	(75,698)	75,699	-	313,645
Net income (loss) from continuing operations	752,819	(299,358)	2,145,784	(26,406)
Net income (loss) from discontinued operations	(107,629)	45,913	(40,670)	503,622
Net income (loss)	645,190	(253,445)	2,105,114	477,216
Other comprehensive income
Foreign currency revaluation	-	-	-	(418)
Total comprehensive income (loss)	$645,190	$(253,445)	$2,105,114	$476,798
Earnings per share, basic and diluted
From continuing operations	$0.03	($0.010)	$0.09	-
From discontinued operations	-	-	-	0.02
Net income (loss)	$0.03	($0.010)	$0.09	$0.02
Weighted average shares outstanding
Basic	23,601,582	23,291,634	23,527,872	23,281,439
Diluted	24,459,172	23,291,634	24,145,823	23,281,439

By Segment:
Net revenue

Partner Network	$7,575,535	$7,627,071	$25,686,241	$35,859,352
Owned and Operated Network	7,934,190	3,804,012	23,913,245	19,130,988
Total	$15,509,725	$11,431,083	$49,599,486	$54,990,340
Gross profit
Partner Network	$1,429,916	$1,586,627	$5,454,901	$8,042,677
Owned and Operated Network	7,908,897	3,687,812	23,720,024	18,162,776
Total	$9,338,813	$5,274,439	$29,174,925	$26,205,453

INUVO, INC.
RECONCILIATION OF INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE TAXES TO ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Income (loss) from continuing operations before taxes	$828,517	$(375,057)	$2,145,784	$(340,051)
Interest expense, net	65,252	85,508	351,225	356,956
Depreciation	230,303	292,794	955,534	1,912,513
Amortization	198,501	198,501	794,004	1,142,669
Stock-based compensation	333,148	146,979	991,948	686,745
Severances and other non-recurring, non-cash items	120,000	(269,386)	246,017	(5,196)

Adjusted EBITDA	$1,775,721	$79,339	$5,484,512	$3,753,636

Reconciliation of Income from Continuing Operations before Taxes to Adjusted EBITDA

In addition to disclosing financial results in accordance with United States generally accepted accounting principles (“GAAP”), our earnings release contains the non-GAAP financial measure “Adjusted EBITDA.”

Adjusted EBITDA is not a measure of performance defined in accordance with GAAP. However, management believes that Adjusted EBITDA is useful to investors in evaluating the Company’s performance because Adjusted EBITDA is a commonly used financial analysis tool for measuring and comparing companies in the Company’s industry in areas of operating performance.

Management believes that the disclosure of Adjusted EBITDA offers an additional view of the Company’s operations that, when coupled with the GAAP results and the reconciliation to GAAP net income, provides a more complete understanding of the Company’s results of operations and the factors and trends affecting the Company’s business.

We present Adjusted EBITDA as a supplemental measure of our performance. We defined Adjusted EBITDA as income from continuing operations before taxes plus (i) interest expense, net, (ii) depreciation, (iii) amortization, (iv) stock-based compensation, and (v) accrued severance and other non-recurring, noncash expense. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same or similar to some of the adjustments in the presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items.